Exhibit 5.1

May 30, 2013

Oncothyreon Inc.

2601 Fourth Avenue, Suite 500

Seattle, WA 98121

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (File No. 333-178726) originally filed by Oncothyreon Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on December 23, 2011, as amended by Amendment No. 1 to the Registration Statement on Form S-3 filed on January 10, 2012 (as amended, the “Registration Statement”), in connection with the registration of the offer and sale of up to 5,000,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, and warrants to purchase up to 5,000,000 shares (the “Warrant Shares”) of the Company’s common stock (the “Warrants” and together with the Shares, the “Securities”) pursuant to a Prospectus Supplement dated May 30, 2013 to the Prospectus dated January 10, 2012 (together, the “Prospectus”).

The offering and sale of the Securities is being made pursuant to a subscription agreement, dated as of May 30, 2013 (the “Subscription Agreement”), between the Company and BVF Partners L.P.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	A copy of the Amended and Restated Certificate of Incorporation of the Company certified by the Delaware Secretary of State on September 27, 2007 (the “Certificate”), which is certified by the Company in the Management Certificate (as defined below) as being complete and in full force and effect, unmodified and unrepealed as of the date of this opinion;

(2)	A copy of the Bylaws of the Company (the “Bylaws”), which is certified by the Company in the Management Certificate as being complete and in full force and effect, unmodified and unrepealed as of the date of this opinion;

(3)	The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference, the Prospectus, the Subscription Agreement and the Warrants;

(4)	the Current Report on Form 8-K to be filed by the Company with the Commission with which this opinion is filed as an exhibit (the “Form 8-K)”

(5)	Copies of minutes of meetings of, and actions by the written consent of, the Board of Directors, the Company’s incorporator and the Company’s stockholders provided to us by the Company relating to the adoption, approval, authorization and/or ratification of (i) the Certificate, (ii) the Bylaws, (iii) the Registration Statement and Prospectus and (iv) the sale and issuance of the Securities;

(6)	The stock records for the Company that the Company has provided to us (consisting of a list of the stockholders, optionholders and warrantholders of the Company that was prepared by the Company and provided to us as of May 29, 2013 and a list of any outstanding options, warrants or other rights to purchase the Company’s capital stock, and verifying the number of such issued and outstanding securities and a certificate of Computershare Trust Company, N.A., the Company’s transfer agent, dated May 29, 2013 regarding the Company’s outstanding shares of Common Stock as of May 28, 2013);

(7)	A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated May 29, 2013, stating that the Company is in good standing and has a legal corporate existence under the laws of the State of Delaware (the “Certificate of Good Standing”); and

Oncothyreon Inc.

May 30, 2013

(8)	A management certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the transfer agent and registrar for the Shares and Warrant Shares will appropriately register such issuance in the books and records of the Company and issue an appropriate account statement evidencing the Shares and Warrant Shares credited to the recipient’s account.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied upon the Certificate of Good Standing and representations made to us by the Company.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in connection with the filing of a registration statement with the Commission of the type described herein.

Based upon the foregoing, it is our opinion that:

1.	the Company is a corporation validly existing, in good standing, under the laws of the State of Delaware;

2.	the Shares, when issued and delivered by the Company against payment therefor in accordance with the terms of the Subscription Agreement and in accordance with the resolutions adopted by the Board of Directors, will be validly issued, nonassessable and, to our knowledge, fully paid;

3.	the Warrant Shares, when issued and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof and the resolutions adopted by the Board of Directors, will be validly issued, nonassessable and, to our knowledge, fully paid; and

4.	the Warrants, when executed and delivered by the Company against payment therefor in accordance with the terms of the Subscription Agreements and the resolutions adopted by the Board of Directors, will be validly issued and will be legal, valid and binding obligations of the Company.

We consent to the use of this opinion as an exhibit to the Form 8-K and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. This opinion is intended solely for use in connection with issuance and sale of the Securities subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Oncothyreon Inc.

May 30, 2013

Very truly yours,

FENWICK & WEST LLP

/s/ Fenwick & West LLP